Exhibit 99.1

ContraFect Corporation Adds Former Cubist Executive Steven C. Gilman, PhD, to Board of Directors as Executive Chairman

YONKERS, NY — May 20, 2015 – ContraFect Corporation (NASDAQ: CFRX) (NASDAQ: CFRXW) (NASDAQ: CFRXZ), a biotechnology company focused on the discovery and development of protein therapeutics and antibody products for life-threatening, drug-resistant infectious diseases, today announced that it has appointed Steven C. Gilman, PhD, to its Board of Directors where he will assume the role of Executive Chairman. Dr. Gilman was Executive Vice President, Research & Development and Chief Scientific Officer at Cubist Pharmaceuticals, until its acquisition by Merck & Co. in January 2015 for $9.5 billion. Sol Barer, PhD, will assume the title of Lead Independent Director.

“We are pleased to have attracted someone with Steve’s scientific, clinical and regulatory experience in the antibacterial field to the ContraFect Board of Directors, and are delighted that he has agreed to serve as the Executive Chairman,” said Sol Barer, ContraFect’s Lead Independent Director.

“I welcome Steve to our Board and especially look forward to working closely with him as we begin the first FDA allowed clinical trial of a new class of medicines, including CF-301 for Staph aureus bloodstream infections,” said Julia P. Gregory, ContraFect’s Chief Executive Officer. “Steve’s wealth of experience at Cubist, which developed and commercialized several novel antibiotics including daptomycin, will be immensely valuable, particularly as we look to include daptomycin in combination with CF-301 in our Phase 2 trial. He is uniquely qualified to help us build our pipeline of new biologics to address drug resistant, life-threating infections including MRSA and influenza.”

“I am excited to join the ContraFect Board of Directors at such an important time, and look forward to working with Julia and the team to execute on our vision to become a leading provider of novel therapeutics to patients with serious infections that are becoming more prevalent and problematic across the globe,” said Steve Gilman.

In his role at Cubist, Dr. Gilman was responsible for discovery, clinical research/strategy, regulatory affairs, program management, clinical operations, pharmacovigilance, biostatistics and medical affairs. Dr. Gilman played an instrumental role in the initial acquisition, global development and approval of two novel antibacterial drugs designed to treat multidrug resistant pathogens, Zerbaxa and Sivextro, which were designated Qualified Infectious Disease Products (QIDPs) under the GAIN act and were approved by the FDA in 2014. Dr. Gilman worked closely with the FDA to create new policies to streamline regulations for companies developing antibiotics, and played an active role in supporting the development of the GAIN (Generating Antibiotic Incentives Now) Act of 2012, which offers incentives to stimulate industry investment in new antibiotics R&D. In addition, working with his Cubist colleagues, Dr. Gilman did extensive work evaluating the growing medical needs in the infectious disease arena and articulating the value of new drugs to patients as well as practitioners, payers, and policymakers.

Prior to joining Cubist, Dr. Gilman served as Chairman of the Board of Directors and CEO of ActivBiotics, a privately held antibacterials company. Previously, Dr. Gilman worked at Millennium Pharmaceuticals, Inc., where he most recently was Vice President and General Manager of the Inflammation franchise. While at Pfizer, he was responsible for drug discovery of novel antibacterial agents as well as several other therapeutic areas. Dr. Gilman has also held scientific, business, and academic appointments at Wyeth, CYTOGEN Corporation, Temple Medical School, and Connecticut College. Dr. Gilman received his Ph.D. and M.S. degrees in microbiology from Pennsylvania State University, his post-doctoral training at Scripps Clinic and Research Foundation, and received a B.A. in microbiology from Miami University of Ohio. Dr. Gilman also serves on the board of directors of SYNEXIS, Inc. and Vericel Corporation.

About ContraFect

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. Due to drug-resistant and newly emerging pathogens, hospital acquired infections are currently the fourth leading cause of death in the United States, following heart disease, cancer and stroke. ContraFect intends to address drug-resistant infections using its therapeutic product candidates from its lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (drug-resistant staphylococcus bacteria) and influenza.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “build,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “as we begin to,” “as we look to,” “look forward to” or similar references to future periods. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Specific forward looking statements in this release include, without limitation, statements regarding the success of our trials, our ability to develop therapies to combat life-threatening infections and the performance of our board, management and clinical development organization. Actual results may differ from those set forth in the forward-looking statements. Any forward looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact

Barbara Ryan

Clermont Partners

Tel: 203-274-2825

Email: bryan@clermontpartners.com

Avonelle McLean

ContraFect Corporation

Email: amclean@contrafect.com